                                                                      EXHIBIT 12

                               LAND O'LAKES, INC.
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (dollars in thousands)

                                                                                Year Ended December 31,
                                                                                -----------------------
                                                            2003          2002         2001         2000         1999
                                                            ----          ----         ----         ----         ----
Earnings before income taxes ........................     $ 101,641     $ 96,685     $ 66,087     $ 90,032      $21,498
Plus: Fixed Charges (1) .............................        94,599       88,673       67,269       63,009       53,602
Less: Capitalized interest ..........................             8          143          126        1,457        1,735
                                                          -------------------------------------------------------------
        Earnings available to cover fixed charges         $ 196,232     $185,215     $133,230     $151,584      $73,365
Ratio of earnings to fixed charges .................           2.1x         2.1x         2.0x         2.4x         1.4x


(1) Fixed charges consist of the following:

                                                                                Year Ended December 31,
                                                                                -----------------------
                                                             2003          2002         2001         2000         1999
                                                             ----          ----         ----         ----         ----
Interest expense, gross ...........................         $77,379      $73,869      $55,684      $52,439      $44,702
Rentals (interest factor) .........................          17,220       14,804       11,585       10,570        8,900
                                                            -----------------------------------------------------------
    Total fixed charges ...........................         $94,599      $88,673      $67,269      $63,009      $53,602